Exhibit 1.01

CONFLICT MINERALS REPORT
Pursuant to Rule 13P-1 under the Securities Exchange Act (17 CFR 240.13P-1)

FOR THE REPORTING PERIOD FROM
JANUARY 1, 2020, TO DECEMBER 31, 2020

I. INTRODUCTION

This Conflict Minerals Report (“report”) of Intuitive Surgical, Inc. (“Intuitive,” “we,” or “us”) for the year ended December 31, 2020, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (17 CFR Parts 240 and 249b) (the “Rule”).
Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (commonly referred to as “3TG”). If we know or have reason to believe that any of the Conflict Minerals necessary to the functionality or production of our products (i) may have originated in the Democratic Republic of the Congo (the “DRC”) and the adjoining countries (the “Covered Countries”), as defined in Item 1.01(d)(1) of Form SD, and (ii) may not be from recycled or scrap sources, we must perform due diligence on the source and chain of custody of our Conflict Minerals.
We are committed to our efforts to source materials from suppliers that share our values with regard to ethics, integrity, respect for human rights, and environmental responsibility. In support of the Rule, we expect our suppliers to establish due diligence programs to ensure proper monitoring and reporting of the use of Conflict Minerals in their supply chains. It is our policy that all of our suppliers in the supply chain comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements. It is also our policy to assess our relationship with any supplier whose supply chain includes minerals from a conflict source, which directly or indirectly benefits or finances armed groups in the Covered Countries.
Product Description
Our manufactured products can be classified in two major categories: (1) da Vinci® Surgical Systems and instruments and accessories and (2) Ion™ endoluminal systems and instruments and accessories (collectively, the “Covered Products”). The Covered Products contain Conflict Minerals that are necessary to the functionality or production of these products.
Da Vinci Surgical Systems, instruments and accessories, and informatics
Through December 31, 2020, we have commercialized the following da Vinci Surgical Systems – the standard da Vinci Surgical System in 1999, the da Vinci S® Surgical System in 2006, the da Vinci Si® Surgical System in 2009, and the fourth generation da Vinci Xi® Surgical System in 2014. We have extended our fourth generation platform by adding the da Vinci X® Surgical System in 2017 and the da Vinci SP® Surgical System in 2018. Our da Vinci Surgical Systems products include the following: Surgeon’s Console, Patient-Side Cart, 3DHD Vision System, da Vinci Skills Simulator, da Vinci Xi Integrated Table Motion, and Firefly® Fluorescence Imaging.
We sell various instruments and accessories and provide informatics solutions, which are used in conjunction with the da Vinci Surgical Systems as surgical procedures are performed. These products include da Vinci Instruments, da Vinci Stapling, da Vinci Energy, accessory products, Intuitive cloud, SimNow, and Iris.
Ion endoluminal system
The Ion endoluminal system is a flexible, robotic-assisted, catheter-based platform that utilizes instruments and accessories for lung biopsies, which received U.S. Food and Drug Administration ("FDA") clearance in February 2019.
For a full description of the above product offerings, refer to our Annual Report on Form 10-K for the year ended December 31, 2020, and our Quarterly Report on Form 10-Q for the period ended March 31, 2021.

II. CONFLICT MINERALS COMPLIANCE PROGRAM
Our Conflict Minerals Compliance Program (the “Compliance Program”) has been designed to conform, in all material respects, to the “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition” publication, which includes Supplements on Tin, Tantalum, Tungsten, and Gold, issued by the Organization for Economic Co-operation and Development (the “OECD Framework”). Our Compliance Program is designed to address the following five key objectives:
•Establish a Corporate Program for Conflict Minerals
•Identify and Assess Risk in the Supply Chain
•Design a Strategy to Respond to Identified Risk in the Supply Chain
•Fulfill Conflict Minerals Independent Audit and Reporting Obligations
•Maintain a Due Diligence Program: Internal Review and Monitoring
We maintain a cross-functional Conflict Minerals Steering Committee to monitor our Compliance Program with senior management support, including representatives from Global Supply Chain Operations, Corporate Finance, Legal, and Global Public Affairs.
The Conflict Minerals Steering Committee oversees a task force with representation from the relevant functions to design, implement, and execute the Compliance Program. The task force formally documents the Compliance Program, as approved by senior management, to ensure compliance with the Rule, including performance of the following measures:
•Maintenance of our Conflict Minerals policy on our website at https://www.intuitive.com/en-us/about-us/company/legal/governance.
•Provision of a Supplier Manual document to all candidates and existing first-tier suppliers that support our manufacturing operations. Included in this manual is a provision that describes our expectations with respect to suppliers’ involvement and participation to support our Compliance Program.
•Incorporation of specific language in our standard quality agreements for first-tier suppliers that requires participation in our Compliance Program.
•Maintenance of a Conflict Minerals Supplier Risk Assessment program (the “Risk Assessment”) using quantitative and qualitative factors to identify our first-tier suppliers that have not met (or are less likely to meet) our expectations to support our Compliance Program and Conflict Minerals policy by, for example, providing insufficient or no response to requests for information, failing to establish their own due diligence program, or not complying with the Rule.
We are a member of the Responsible Minerals Initiative (“RMI”) supporting the development and implementation of due diligence practices to further enable us to make informed decisions about Conflict Minerals in our supply chain. We support the Responsible Minerals Assurance Process (the “RMAP”), part of the RMI, which offers companies and suppliers independent, third-party audits that can help to assess the conflict status of smelters and refiners.
III. REASONABLE COUNTRY OF ORIGIN INQUIRY
For 2020, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the Conflict Minerals in our Covered Products originated in a Covered Country or came from recycled or scrap materials. To collect country of origin information from our suppliers, we conducted a supply chain survey with our suppliers using the Conflict Minerals Reporting Template (“CMRT”) maintained by the RMI. We utilized the RMI’s CMRT to request that our suppliers identify the facilities used to process the Conflict Minerals included in the supply chain of our Covered Products and their countries of origin. During the reporting period ended December 31, 2020, we received responses from approximately 75% of our first-tier suppliers. Refer to our “Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin” section for a summary of the country of origin information collected for each of the Conflict Minerals.

We worked in good faith to obtain complete and accurate Conflict Minerals information from our suppliers. We evaluated the information collected, including subjecting the results to a quality review. If discrepancies, errors, or omissions were identified, the response for that supplier was deemed incomplete and was returned for correction by the supplier. If suppliers failed to return a complete CMRT, we conducted a number of follow-up inquiries. Follow-up actions may include email, phone, and in-person communications with the suppliers. First-tier suppliers not satisfying our RCOI requirement are escalated to management, as needed, based on our due diligence process.
Based on our RCOI efforts, we determined that Conflict Minerals used in our Covered Products may have originated in a Covered Country and may not have come from recycled or scrap sources. In response, we engaged in a due diligence effort to determine the source and chain of custody of these Conflict Minerals. Suppliers define the scope of their representations in the CMRT at their own discretion and, as a result, the information provided to us may be provided at a company level, division level, product category level, or at a product level. Therefore, as a downstream procurer of components that contain Conflict Minerals, our RCOI efforts and due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody on Conflict Minerals.
IV. DUE DILIGENCE FRAMEWORK AND IMPLEMENTATION
Design of Due Diligence Framework
Our due diligence framework has been designed to conform, in all material respects, to the OECD Framework.
Due Diligence Measures Undertaken
We are a downstream company and, although we have relationships with our first-tier (direct) suppliers, we do not have direct relationships with parties such as sub-tier (indirect) suppliers or the associated smelters and refiners who have knowledge of the sources of raw minerals. As the components included in our Covered Products are manufactured by sub-tier suppliers, we engaged a third party supply chain management firm to assist us in the identification of Conflict Minerals used in components manufactured by sub-tier suppliers that we could not identify on our own. In addition, we utilized a supply chain management firm to assist us with the collection of data needed for our RCOI and the due diligence review process for our first-tier and sub-tier suppliers.
We also designed and performed additional due diligence procedures for suppliers deemed to be “high risk” (based on our Risk Assessment) and those with responses identified to have “red flags,” including but not limited to:
◦The supplier’s response was not submitted utilizing the CMRT.
◦The supplier has indicated that Conflict Minerals are present in their products but does not provide smelter (or refiner) or country of origin data.
◦The supplier reported that the smelters or refiners are unknown or does not list them but confirms that none of the minerals originate from the Covered Countries.
◦The supplier has identified the country of origin information but does not identify a smelter or refiner.
◦The supplier identified a smelter or refiner that does not actually process the identified conflict mineral.
High-risk suppliers with risks that have not been sufficiently mitigated have specific, documented risk mitigation action plans assigned and reviewed with management. The nature of the actions is decided at management discretion.
In evaluating the smelters and refiners, we compared our survey responses with published data from the RMAP listing of validated smelters and refiners that are conformant with the RMAP assessment protocols. The RMAP relies on independent private sector auditors to audit the source, including mines of origin and chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the RMAP.

Future Due Diligence Measures for Risk Mitigation
As Conflict Minerals data is obtained through a self-reporting effort, awareness and training of suppliers in our supply chain is necessary to ensure that reliable and detailed information is provided. We are a member of the RMI, supporting the development and implementation of due diligence practices to enable us to make informed decisions about Conflict Minerals in our supply chain. We intend to continue to work with our suppliers to improve the effectiveness of our due diligence procedures described above and to continue to emphasize the importance of compliance with our conflict minerals reporting expectations.
V. CONCLUSIONS
Inherent Limitations on Due Diligence Measures
As a downstream procurer of products which contain Conflict Minerals, our due diligence procedures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals. Our Due Diligence process is based on the necessity of seeking data from our direct and indirect suppliers. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to misrepresentations or fraud.
Results of Due Diligence
Through our participation in the RMI, implementation of the OECD framework and requesting our suppliers to complete the CMRT survey, we have determined that seeking information about 3TG smelters or refiners in our supply chain from our suppliers represents the most reasonable effort that we can make to determine the mines or locations of origin of the 3TG in our supply chain.
Based on the data collected from our suppliers, we have concluded that most of the Conflict Minerals included in the supply chain of our Covered Products have been sourced from outside the Covered Countries. However, for some of the Conflict Minerals contained in the supply chain of our Covered Products, we have insufficient information from suppliers and other sources regarding the smelters and refiners that processed the Conflict Minerals and the related name and location of the mines used to conclude whether they originated in the Covered Countries and, if they did, whether those Conflict Minerals were from recycled or scrap sources, or other conflict free sources.
Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin
As reported by our suppliers in the CMRT, the tables below aggregate (i) the facilities identified to be used to process Conflict Minerals that are necessary to the functionality or production of the Covered Products and (ii) to the extent known, the identified countries of origin of the Conflict Minerals processed at those facilities.

Table 1: Facilities Processing Conflict Mineral – Tin
Facilities Identified with “Conflict-Free Status – Unknown”
An Vinh Joint Stock Mineral Processing Company	Gejiu City Fuxiang Industry and Trade Co., Ltd.	PT Cipta Persada Mulia
CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Modeltech Sdn Bhd	PT Lautan Harmonis Sejahtera
CRM Synergies	Nghe Tinh Non-Ferrous Metals Joint Stock Company	PT Mitra Sukses Globalindo
CV Ayi Jaya	Novosibirsk Processing Plant Ltd.	PT Sukses Inti Makmur
CV Venus Inti Perkasa	Pongpipat Company Limited	PT Timah Nusantara
Dongguan CiEXPO Environmental Engineering Co., Ltd.	Precious Minerals and Smelting Limited	Super Ligas
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	PT Aries Kencana Sejahtera	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Estanho de Rondonia S.A.	PT Bukit Timah	VQB Mineral and Trading Group JSC
Facilities Identified with “Conflict-Free Status – RMAP Conformant”
Alpha	Malaysia Smelting Corporation (MSC)	PT Prima Timah Utama
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Melt Metais e Ligas S.A.	PT Rajawali Rimba Perkasa
Chifeng Dajingzi Tin Industry Co., Ltd.	Metallic Resources, Inc.	PT Rajehan Ariq
China Tin Group Co., Ltd.	Metallo Belgium N.V.	PT Refined Bangka Tin
Dowa	Metallo Spain S.L.U.	PT Stanindo Inti Perkasa
EM Vinto	Mineracao Taboca S.A.	PT Timah Tbk Kundur
Fenix Metals	Minsur	PT Timah Tbk Mentok
Gejiu Kai Meng Industry and Trade LLC	Mitsubishi Materials Corporation	PT Tinindo Inter Nusa
Gejiu Non-Ferrous Metal Processing Co., Ltd.	O.M. Manufacturing (Thailand) Co., Ltd.	Resind Industria e Comercio Ltda.
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	O.M. Manufacturing Philippines, Inc.	Rui Da Hung
Gejiu Zili Mining And Metallurgy Co., Ltd.	Operaciones Metalurgicas S.A.	Soft Metais Ltda.
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	PT Artha Cipta Langgeng	Thai Nguyen Mining and Metallurgy Co., Ltd.
Guanyang Guida Nonferrous Metal Smelting Plant	PT ATD Makmur Mandiri Jaya	Thaisarco
HuiChang Hill Tin Industry Co., Ltd.	PT Babel Inti Perkasa	Tin Technology & Refining
Jiangxi New Nanshan Technology Ltd.	PT Babel Surya Alam Lestari	White Solder Metalurgia e Mineracao Ltda.
Luna Smelter, Ltd.	PT Bangka Serumpun	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Ma'anshan Weitai Tin Co., Ltd.	PT Menara Cipta Mulia	Yunnan Tin Company Limited
Magnu's Minerais Metais e Ligas Ltda.	PT Mitra Stania Prima	Yunnan Yunfan Non-ferrous Metals Co., Ltd.
Suppliers reported an additional 100 potential entities that we were unable to confirm to be actual entities or facilities used to process tin.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Belgium*, Bolivia*, Brazil*, China*, India, Indonesia*, Japan*, Malaysia*, Myanmar, Peru*, Philippines*, Poland*, Russia*, Rwanda*, Spain*, Taiwan*, Thailand*, United States*, Vietnam
*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.

Table 2: Facilities Processing Conflict Mineral – Tantalum
Facilities Identified by our Suppliers with “Conflict-Free Status – Unknown”
None.
Facilities Identified with “Conflict-Free Status – RMAP Conformant”
Asaka Riken Co., Ltd.	H.C. Starck Smelting GmbH & Co. KG	Ningxia Orient Tantalum Industry Co., Ltd.
Changsha South Tantalum Niobium Co., Ltd.	H.C. Starck Tantalum and Niobium GmbH	NPM Silmet AS
D Block Metals, LLC	Hengyang King Xing Lifeng New Materials Co., Ltd.	PRG Dooel
Exotech Inc.	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	QuantumClean
F&X Electro-Materials Ltd.	Jiangxi Tuohong New Raw Material	Resind Industria e Comercio Ltda.
FIR Metals & Resource Ltd.	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Solikamsk Magnesium Works OAO
Global Advanced Metals Aizu	Jiujiang Tanbre Co., Ltd.	Taki Chemical Co., Ltd.
Global Advanced Metals Boyertown	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Telex Metals
Guangdong Zhiyuan New Material Co., Ltd.	KEMET Blue Metals	Ulba Metallurgical Plant JSC
H.C. Starck Co., Ltd.	LSM Brasil S.A.	XinXing HaoRong Electronic Material Co., Ltd.
H.C. Starck Hermsdorf GmbH	Metallurgical Products India Pvt., Ltd.	Yanling Jincheng Tantalum & Niobium Co., Ltd.
H.C. Starck Inc.	Mineracao Taboca S.A.
H.C. Starck Ltd.	Mitsui Mining and Smelting Co., Ltd.
Suppliers reported an additional 19 potential entities that we were unable to confirm to be actual entities or facilities used to process tantalum.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Brazil*, China*, Estonia*, Germany*, India*, Japan*, Kazakhstan*, Mexico*, Republic of North Macedonia*, Russia*, Thailand*, United States*
*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.

Table 3: Facilities Processing Conflict Mineral – Gold
Facilities Identified with “Conflict-Free Status – Unknown”
Abington Reldan Metals, LLC	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	Morris and Watson
African Gold Refinery	Hangzhou Fuchunjiang Smelting Co., Ltd.	NH Recytech Company
Alexy Metals	Heraeus Precious Metals GmbH & Co. KG	Pease & Curren
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Hunan Chenzhou Mining Co., Ltd.	Penglai Penggang Gold Industry Co., Ltd.
Augmont Enterprises Private Limited	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	QG Refining, LLC
C.I Metales Procesados Industriales SAS	HwaSeong CJ CO., LTD.	Refinery of Seemine Gold Co., Ltd.
Caridad	International Precious Metal Refiners	Sabin Metal Corp.
CGR Metalloys Pvt Ltd.	JALAN & Company	Sai Refinery
Daye Non-Ferrous Metals Mining Ltd.	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Samwon Metals Corp.
Degussa Sonne / Mond Goldhandel GmbH	K.A. Rasmussen	Sancus ZFS (L’Orfebre, SA)
Dijllah Gold Refinery FZC	Kaloti Precious Metals	Sellem Industries Ltd.
Emerald Jewel Industry India Limited (Unit 1)	Kazakhmys Smelting LLC	Shandong Humon Smelting Co., Ltd.
Emerald Jewel Industry India Limited (Unit 2)	Kundan Care Products Ltd.	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Emerald Jewel Industry India Limited (Unit 3)	Kyshtym Copper-Electrolytic Plant ZAO	Shenzhen Zhonghenglong Real Industry Co., Ltd.
Emerald Jewel Industry India Limited (Unit 4)	L'azurde Company For Jewelry	Shirpur Gold Refinery Ltd.
Fidelity Printers and Refiners Ltd.	Lingbao Gold Co., Ltd.	Sovereign Metals
Fujairah Gold FZC	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	State Research Institute Center for Physical Sciences and Technology
GCC Gujrat Gold Centre Pvt. Ltd.	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	Sudan Gold Refinery
Gold Coast Refinery	MD Overseas	Tongling Nonferrous Metals Group Co., Ltd.
Great Wall Precious Metals Co., Ltd. of CBPM	Metallix Refining Inc.	Tony Goetz NV
Guangdong Jinding Gold Limited	Modeltech Sdn Bhd	Yunnan Copper Industry Co., Ltd.
Facilities Identified with “Conflict-Free Status – RMAP Conformant”
8853 S.p.A.	Istanbul Gold Refinery	PAMP S.A.
Advanced Chemical Company	Italpreziosi	Planta Recuperadora de Metales SpA
Aida Chemical Industries Co., Ltd.	Japan Mint	Prioksky Plant of Non-Ferrous Metals
Al Etihad Gold Refinery DMCC	Jiangxi Copper Co., Ltd.	PT Aneka Tambang (Persero) Tbk
Allgemeine Gold-und Silberscheideanstalt A.G.	JSC Uralelectromed	PX Precinox S.A.
Almalyk Mining and Metallurgical Complex (AMMC)	JX Nippon Mining & Metals Co., Ltd.	Rand Refinery (Pty) Ltd.
AngloGold Ashanti Corrego do Sitio Mineracao	Kazzinc	REMONDIS PMR B.V.
Argor-Heraeus S.A.	Kennecott Utah Copper LLC	Royal Canadian Mint
Asahi Pretec Corp.	KGHM Polska Miedz Spolka Akcyjna	SAAMP
Asahi Refining Canada Ltd.	Kojima Chemicals Co., Ltd.	Safimet S.p.A
Asahi Refining USA Inc.	Korea Zinc Co., Ltd.	SAFINA A.S.
Asaka Riken Co., Ltd.	Kyrgyzaltyn JSC	Samduck Precious Metals
AU Traders and Refiners	L'Orfebre S.A.	SAXONIA Edelmetalle GmbH
Aurubis AG	LS-NIKKO Copper Inc.	SEMPSA Joyeria Plateria S.A.
Bangalore Refinery	LT Metal Ltd.	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Marsam Metals	Sichuan Tianze Precious Metals Co., Ltd.
Boliden AB	Materion	Singway Technology Co., Ltd.
C. Hafner GmbH + Co. KG	Matsuda Sangyo Co., Ltd.	SOE Shyolkovsky Factory of Secondary Precious Metals
CCR Refinery - Glencore Canada Corporation	Metal Concentrators SA (Pty) Ltd.	Solar Applied Materials Technology Corp.
Cendres + Metaux S.A.	Metalor Technologies (Hong Kong) Ltd.	Sumitomo Metal Mining Co., Ltd.
Chimet S.p.A.	Metalor Technologies (Singapore) Pte., Ltd.	SungEel HiMetal Co., Ltd.
Chugai Mining	Metalor Technologies (Suzhou) Ltd.	T.C.A S.p.A
DODUCO Contacts and Refining GmbH	Metalor Technologies S.A.	Tanaka Kikinzoku Kogyo K.K.
Dowa	Metalor USA Refining Corporation	The Refinery of Shandong Gold Mining Co., Ltd.
DS PRETECH Co., Ltd.	Metalurgica Met-Mex Penoles S.A. De C.V.	Tokuriki Honten Co., Ltd.
DSC (Do Sung Corporation)	Mitsubishi Materials Corporation	TOO Tau-Ken-Altyn
Eco-System Recycling Co., Ltd. East Plant	Mitsui Mining and Smelting Co., Ltd.	Torecom
Eco-System Recycling Co., Ltd. North Plant	MMTC-PAMP India Pvt., Ltd.	Umicore Precious Metals Thailand
Eco-System Recycling Co., Ltd. West Plant	Moscow Special Alloys Processing Plant	Umicore S.A. Business Unit Precious Metals Refining
Emirates Gold DMCC	Nadir Metal Rafineri San. Ve Tic. A.S.	United Precious Metal Refining, Inc.
Geib Refining Corporation	Navoi Mining and Metallurgical Combinat	Valcambi S.A.
Gold Refinery of Zijin Mining Group Co., Ltd.	Nihon Material Co., Ltd.	Western Australian Mint (T/a The Perth Mint)
Heimerle + Meule GmbH	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	WIELAND Edelmetalle GmbH
Heraeus Metals Hong Kong Ltd.	Ohura Precious Metal Industry Co., Ltd.	Yamakin Co., Ltd.
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Yokohama Metal Co., Ltd.
Ishifuku Metal Industry Co., Ltd.	OJSC Novosibirsk Refinery	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Suppliers reported an additional 57 potential entities that we were unable to confirm to be actual entities or facilities used to process gold.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Andorra*, Australia*, Austria*, Belgium*, Brazil*, Canada*, Chile*, China*, Colombia, Czech Republic, France*, Germany*, Ghana, India*, Indonesia*, Italy*, Japan*, Kazakhstan*, Kyrgyzstan*, Lithuania, Malaysia, Mauritania*, Mexico*, Netherlands*, New Zealand, Norway*, Philippines*, Poland*, Russia*, Saudi Arabia, Singapore*, South Africa*, South Korea*, Spain*, Sudan, Sweden*, Switzerland*, Taiwan*, Thailand*, Turkey*, Uganda, United Arab Emirates*, United States*, Uzbekistan*, Zimbabwe

*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.

Table 4: Facilities Processing Conflict Mineral – Tungsten
Facilities Identified with “Conflict-Free Status – Unknown”
Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Cronimet Brasil Ltda	JSC "Kirovgrad Hard Alloys Plant"
Artek LLC	GEM Co., Ltd.	NPP Tyazhmetprom LLC
CNMC (Guangxi) PGMA Co., Ltd.	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Facilities Identified with “Conflict-Free Status – RMAP Conformant”
A.L.M.T. Corp.	H.C. Starck Smelting GmbH & Co. KG	KGETS Co., Ltd.
ACL Metais Eireli	H.C. Starck Tungsten GmbH	Lianyou Metals Co., Ltd.
Asia Tungsten Products Vietnam Ltd.	Hunan Chenzhou Mining Co., Ltd.	Malipo Haiyu Tungsten Co., Ltd.
Chenzhou Diamond Tungsten Products Co., Ltd.	Hunan Chunchang Nonferrous Metals Co., Ltd.	Masan Tungsten Chemical LLC (MTC)
China Molybdenum Co., Ltd.	Hydrometallurg, JSC	Moliren Ltd.
Chongyi Zhangyuan Tungsten Co., Ltd.	Japan New Metals Co., Ltd.	Niagara Refining LLC
Fujian Ganmin RareMetal Co., Ltd.	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Philippine Chuangxin Industrial Co., Inc.
Ganzhou Haichuang Tungsten Co., Ltd.	Jiangxi Gan Bei Tungsten Co., Ltd.	Unecha Refractory metals plant
Ganzhou Huaxing Tungsten Products Co., Ltd.	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Wolfram Bergbau und Hutten AG
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Xiamen Tungsten (H.C.) Co., Ltd.
Ganzhou Seadragon W & Mo Co., Ltd.	Jiangxi Yaosheng Tungsten Co., Ltd.	Xiamen Tungsten Co., Ltd.
Global Tungsten & Powders Corp.	Kennametal Fallon	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.
Guangdong Xianglu Tungsten Co., Ltd.	Kennametal Huntsville
Suppliers reported an additional 20 potential entities that we were unable to confirm to be actual entities or facilities used to process tungsten.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Austria*, Brazil*, China*, Germany*, Japan*, Philippines*, Russia*, South Korea*, Taiwan*, United States*, Vietnam*
*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.
Note: Smelter or refiner names and status as reported by the RMI as of April 25, 2021.

Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity
As part of our due diligence process, for those suppliers whose products were not found to be DRC conflict free, we took additional steps in an effort to determine the mine or location of origin, which included the follow-up procedures and the Risk Assessment program described above.
Based on the information collected and evaluated from our suppliers in the CMRT, we determined that the data was generally insufficient to identify the mine name or specific location of origin for those Conflict Minerals that may have been sourced from the Covered Countries. The CMRT states that the smelter or refiner fields are mandatory; however, specific mine data is not. As such, suppliers have provided less information in these fields and, in some instances, have not provided the data or identified the information as “confidential,” “trade secret,” or similar. Therefore, we have not always received adequate information to identify the applicable sources of such Conflict Minerals that may have directly or indirectly financed or benefited armed groups.
Additional Risk Factors
The statements above are based on the RCOI process and due diligence performed in good faith by Intuitive. These statements are based on the infrastructure and information available at the time that the RCOI process and due diligence process were performed. As noted above, a number of factors could introduce errors or otherwise affect our analysis and the disclosure provided herein.
These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, gaps in smelter data, errors or omissions by or of suppliers, errors or omissions of smelters, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol, oversights or errors in conflict free smelter audits, materials sourced from the Covered Countries being declared secondary materials, certification programs that are not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals to countries outside of the Covered Countries.
Forward-Looking Statements
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted,” and similar words and expressions are intended to identify forward-looking statements. These include statements based on current expectations, estimates, forecasts, and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets, as well as our actions with respect to compliance with the Rule. These forward-looking statements should be considered in light of various important factors, including the following: changes to regulations and requirements for assessing and reporting Conflict Minerals; litigation related to regulations and requirements for Conflict Minerals; and adverse publicity regarding Intuitive. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2020, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Our actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.